Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

          This Executive Employment Agreement (“Agreement”) is made effective as of May 28, 2013 (“Effective Date”), by and between Daegis, Inc. (the “Company”) and Susan K. Conner (the “Executive”).

          The Parties hereby agree as follows:

     1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein. Employment has commenced as of the Effective Date and shall end upon the date of the Executive’s termination of employment (such period, the “Employment Term”) on the terms and subject to the conditions as set forth in this Agreement.

     2. Duties.

          a. Position. Executive is employed as Chief Financial Officer, reporting to the Chief Executive Officer, and shall have the duties and responsibilities assigned by the Company and its Board of Directors both upon initial hire and as may be assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. As Chief Financial Officer, the Executive shall serve as the chief financial executive for the Company, as defined by the applicable securities laws. The Position will require significant travel, but the Executive will also be allowed to work remotely, traveling as may be required by the Chief Executive Officer to the Company’s various offices and to other locations as required by the business.

          b. Best Efforts/Full-Time. Executive will expend Executive’s best efforts on behalf of the Company, and will abide by all policies and decisions made by the Company, as well as applicable federal, state and local laws, regulations or ordinances, including in particular those laws applicable to the Company as a publicly-traded company. Executive will act in the best interest of the Company at all times. During the Employment Term, excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during usual business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to the Executive hereunder. The Executive may (1) serve on corporate, civil or charitable boards or committees, (2) manage personal investments and (3) deliver lectures and teach at educational institutions, so long as such activities do not constitute a conflict of interest, create issues of independence, or interfere with the performance of the Executive’s responsibilities hereunder, as determined by the Company. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Effective Date and have been disclosed by the Executive to the CEO, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

Initials:  ________ / ________

     3. “At-Will” Employment Relationship. Executive’s employment with the Company is not for any specified period and may be terminated at any time, with or without cause or advance notice, except as notice may be otherwise required under various provisions of this Agreement, by either the Executive or the Company. In addition, the Company reserves the right to modify Executive’s position or duties to meet business needs and to use discretion in deciding on appropriate disciplinary actions; however, it is understood that at no time will the modification of the Executive’s position or duties include a diminished responsibility or authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity. No representative of the Company, other than the Chief Executive Officer, has the authority to alter the At-Will relationship and nothing in this Agreement is intended to or should be construed to contradict, modify or alter this At-Will relationship.

     4. Compensation.

          a. Base Salary. As compensation for Executive’s performance of Executives duties hereunder, the Company shall pay to Executive an initial Base Salary of $270,000.00 per year, as may be increased from time to time. Such Base Salary, less applicable withholdings and authorized deductions shall be payable in accordance with the Company’s customary practices applicable to its executives.

          b. Incentive Compensation. In addition to Base Salary, Executive will be eligible to initially earn, for each fiscal year ending during the Employment Term, incentive compensation, in an amount up to 50% of Executive’s then-current base salary per year, in accordance with the terms and conditions of the incentive plan approved by the Compensation Committee. The actual plan terms, conditions, and any payment thereunder to be determined by the Company and the Compensation Committee, in its sole and absolute discretion.

          c. Stock Options. Subject to the timing of the Board of Directors’ approval, Executive will be granted an initial incentive stock option to purchase 150,000 shares of the Company’s Common Stock under the Company’s 2010 Stock Option Plan (the “Plan”) at an exercise price equal to the fair market value of that stock on the Date of Grant (the “Option”), 25% of which shall vest and become exercisable on the first anniversary of the date of grant, unless such vesting is accelerated pursuant to the terms and conditions of this Agreement. The remaining 75% shall vest and become exercisable monthly thereafter over a three year period in 36 equal periods, unless such vesting is accelerated pursuant to the terms and conditions of this Agreement. Additionally, subject to the timing of the Board of Directors’ approval, the Executive, on the first anniversary date of Executive’s employment with the Company, will receive an additional incentive stock option (“First Anniversary Stock Option”) to purchase 0.5% of the Company’s then-outstanding Common Stock under the Plan at an exercise price equal to the fair market value of that stock on the Date of Grant. The Options granted under the First Anniversary Stock Option grant will likewise vest at 25% on the first anniversary date of the grant, with the remaining 75% vesting monthly thereafter over a three year period in 36 equal periods, unless such vesting is accelerated pursuant to the terms and conditions of this Agreement. Any Options granted to Executive will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan which executive will be required to execute as a condition of receiving the Option.

Initials:  ________ / ________

     5. Benefits.

          a. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to other similarly situated executives of the Company, subject to the terms and conditions of the Company’s benefit plans. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time. Current benefits include health and welfare benefits (including vision and dental), STD/LTD, group life insurance and retirement benefits (401(k)).

          b. Time Off. During the Employment Term, Executive will be eligible to accrue and use a total of 20 days paid vacation (as may be increased from time to time) and sick days in accordance with the Company’s policies as in effect from time to time. Executive shall schedule vacation so that it does not interfere in any material respect with the performance of Executive’s duties hereunder and so as to minimize disruption to the Company’s business, consulting with the Chief Executive Officer in advance of scheduling any planned time off.

          c. Business Expenses. Executive will be reimbursed for all reasonable out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company. Such expenses must be in accordance with the Company’s then-current expense policies. Any requests for reimbursement must be made promptly with appropriate documentation, using the approved expense reimbursement process.

Initials:  ________ / ________

     6. Termination of Executive’s Employment.

          a. Definitions. For purposes of this Agreement, the following definitions apply:

               i. Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which indicates the specific termination provision in this Agreement, if any, relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, if any, and the Termination Date. For purposes of this Agreement, no purported termination of employment shall be effective without such Notice of Termination.

               ii. Termination Date. For purposes of this Agreement, “Termination Date,” shall mean in the case of the Executive’s death, the date of death, or in all other cases, the effective date of the Executive’s termination of employment from all positions with the Company, as specified in the Notice of Termination, subject to the following:

          1. If the Executive’s employment is terminated by the Company for Cause, the date of the Notice of Termination;
          2. If the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the executive, except as otherwise noted in this section; and
          3. If the Executive’s employment is terminated by the Executive for Good Reason, the date specified in the Notice of Termination shall not be more than thirty (30) days from the date the Notice of Termination is given to the Company.

               iii. Cause. For purposes of this Agreement, “Cause” is defined as: (a) the Executive’s theft, dishonesty, or falsification of any Company documents or records; (b) the Executive’s improper use or disclosure of the Company’s confidential or proprietary information; (c) any action, disruptive conduct or employment-related misconduct by the Executive which has a detrimental effect on the Company’s reputation or business, including, without limitation, conduct by the Executive which is intended to adversely affect overall employee morale; (d) the Executive’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (e) any material breach by the Executive of any employment agreement between the Executive and the Company, which breach is not cured pursuant to the terms of such agreement; or (f) the Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Executive’s ability to perform his or her duties with the Company.

               iv. Disability. The Company may terminate the Executive’s employment upon Executive’s Disability. For purposes of this Agreement, Disability means a physical or mental infirmity which impairs the Executive’s ability to substantially perform Executive’s duties under this Agreement which continues for a period of at least ninety (90) consecutive days and which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period of time during the Employment Term and prior to the Termination Date resulting from the Executive being unable to work due to a physical or mental infirmity and as otherwise provided in this Agreement in connection with the Disability; provided, however, that the receipt of disability insurance payments or benefits will not result in a duplication of any other compensation or benefits otherwise provided for under this Agreement during any such period. Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in the Notice of Termination relating to the Executive’s Disability, in the event the Executive is no longer under a Disability, the Executive will be entitled to return to the Executive’s position on a regular basis with the Company as set forth in this Agreement, in which event no termination by reason of the Disability will be deemed to have occurred.

Initials:  ________ / ________

               v. Good Reason. The Executive may terminate Executive’s employment for “Good Reason” within thirty (30) days following the occurrence of one or more of the events or conditions as described in this section, to which the Executive has not consented, by submitting a resignation in writing from all positions Executive then holds wit the Company. For purpose of this Agreement, a resignation for “Good Reason” is defined as:

          1. Any material diminution of Executive’s duties or responsibilities, unless otherwise agreed to by the Executive; Executive must provide the Company with written notice of Executive’s objection to the change in duties or responsibilities, which is not cured, to the extent susceptible to cure, within ten (10) days after notice, or the Executive will be deemed to have agreed to the changes;
          2. Any material breach by the Company of any provision of this Agreement; provided however, the Executive shall first notify the Company in writing stating with reasonable specificity the breach by the Company and the Executive shall only have Good Reason to terminate Executive’s employment if the Company fails to commence action reasonably necessary to cure such breach within ten (10) days following the date of the Company’s receipt of the Executive’s written notice thereof;
          3. The failure by the Company to obtain an agreement, reasonably satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement;
          4. Any reduction in Executive’s base salary or incentive compensation opportunity; or,
          5. A relocation of Executive’s place of employment by more than fifty (50) miles, if Executive routinely reports to work at a Company office. This would apply only in the event the Executive is changed from “remote” status, and is then assigned to a Company office, which is subsequently relocated.

Initials:  ________ / ________

               vi. Change in Control. A “Change in Control” is defined as any one of the following occurrences:

          1. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing more than 50% of a) the outstanding shares of common stock of the Company or b) the combined voting power of the Company’s then-outstanding securities; or,
          2. The sale or disposition of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated); or,
          3. The Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or,
          4. There occurs a sale to a “person” (as such term is defined in Section 13(d) of the Exchange Act) of securities of the Company representing more than fifty (50%) percent of the total number of votes that may be cast for the election of directors of the Company.

          b. Severance if Termination Without Cause by Company or if Resignation for Good Reason by Executive. Although the Company or Executive may terminate this Agreement At-Will, if the Company elects to terminate Executive’s employment without “Cause” or Executive resigns for “Good Reason” (as defined herein), Executive shall be eligible to receive the following Termination Severance Benefits: 1) all accrued and unpaid Base Salary earned during the Employment Term, 2) cash severance payments equivalent to nine (9) months of the Executive’s Base Salary then in effect on the date of termination, payable as “salary continuation” in accordance with the Company’s regular payroll cycle, commencing on the first payroll period that is 31 days following the date of termination; and 3) the continuation of Executive’s existing health insurance benefits for a nine (9) month period, if permitted by the Company’s health insurance plan (at the then-current contribution levels), or, if not permitted by the Company’s health insurance plan, the Company will reimburse the Executive for the cost of nine (9) months of Executive’s COBRA health insurance continuation benefits (assuming Executive is COBRA-eligible). All other Company obligations to the Executive will be terminated and completely extinguished. Provision of the Termination Severance Benefits is contingent on a) the Executive’s continued compliance with all surviving provisions of this Agreement and b) the Executive’s execution of a full general release, releasing all claims, known and unknown, that Executive may have against the Company, arising out of or in any way related to Executive’s employment or termination of employment with the Company, on terms satisfactory to the Company, including a reciprocal non-disparagement clause in favor of both the Company and the Executive. If such a general release described in clause b) has not been executed and delivered and become irrevocable on or before the 30th day following the date of termination, no amounts or benefits under this shall be or become payable.

Initials:  ________ / ________

          c. Severance if Termination Due to a Change in Control. Although the Company or Executive may terminate this Agreement At-Will, if this Agreement is terminated on or within a period of twelve (12) months following a Change in Control (as defined herein), Executive shall be eligible to receive the following Change in Control Severance Benefits: 1) all accrued and unpaid Base Salary earned during the Employment Term, 2) cash severance payments equivalent to nine (9) months of the Executive’s Base Salary then in effect on the date of termination, payable as “salary continuation” in accordance with the Company’s regular payroll cycle, commencing on the first payroll period that is 31 days following the date of termination; 3) the nine (9) months of cash severance payments will include an amount which is the maximum Incentive Compensation which Executive is entitled to in the fiscal year of the termination date, 4) the continuation of Executive’s existing health insurance benefits for a nine (9) month period, if permitted by the Company’s health insurance plan (at the then-current contribution levels), or, if not permitted by the Company’s health insurance plan, the Company will reimburse the Executive for the cost of nine (9) months of Executive’s COBRA health insurance continuation benefits (assuming Executive is COBRA-eligible); and 5) any options under any Company stock option plans shall become fully vested and exercisable as of the date of termination. All other Company obligations to the Executive will be terminated and completely extinguished. Provision of the Change in Control Severance Benefits is contingent on a) the Executive’s continued compliance with all surviving provisions of this Agreement and b) the Executive’s execution of a full general release, releasing all claims, known and unknown, that Executive may have against the Company, arising out of or in any way related to Executive’s employment or termination of employment with the Company, on terms satisfactory to the Company, including a reciprocal non-disparagement clause in favor of both the Company and the Executive. If such a general release described in clause b) has not been executed and delivered and become irrevocable on or before the 30th day following the date of termination, no amounts or benefits under this shall be or become payable.

Initials:  ________ / ________

     7. No Conflict of Interest. During the term of Executive’s employment with the Company and during any period the Executive is receiving payments from the Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with the business in which the Company is now engaged or in which the Company becomes engaged during the term of Executive’s employment with the Company, as determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask the Executive to choose to discontinue the other work or resign from the Company. If the Board of Directors believes such a conflict exists during any period in which the Executive is receiving payments pursuant to this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or forfeit the remaining company payments. In addition, the Executive agrees not to refer any client or potential client of the Company to competitors of the Company, without first obtaining Company’s prior written consent, during the term of Executive’s employment and during any period in which Executive is receiving payments from the Company pursuant to this Agreement.

     8. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by the Company’s applicable confidentiality, invention assignment, insider trading policy (“ITP”) and non-disclosure agreements, as they may be amended from time to time.

     9. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 7 and 8 (collectively “Covenants”) would cause irreparable injury to the Company, and agrees that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond or surety.

Initials:  ________ / ________

     10. AGREEMENT TO ARBITRATE. TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE AND COMPANY AGREE TO ARBITRATE ANY CONTROVERSY, CLAIM OR DISPUTE BETWEEN THEM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE EMPLOYMENT RELATIONSHIP BETWEEN THE COMPANY AND EXECUTIVE AND ANY DISPUTES UPON TERMINATION OF EMPLOYMENT, INCLUDING BUT NOT LIMITED TO BREACH OF CONTRACT, TORT, DISCRIMINATION, HARASSMENT, WRONGFUL TERMINATION, DEMOTION DISCIPLINE, FAILURE TO ACCOMMODATE, FAMILY AND MEDICAL LEAVE, COMPENSATION OR BENEFITS CLAIMS, CONSTITUTIONAL CLAIMS; AND ANY CLAIMS FOR VIOLATION OF ANY LOCAL, STATE OR FEDERAL LAW, STATUTE, REGULATION, OR ORDINANCE OR COMMON LAW. CLAIMS FOR WORKERS’ COMPENSATION, UNEMPLOYMENT INSURANCE BENEFITS, BREACH OF THE COMPANY’S EXECUTIVE INNOVATIONS AND PROPRIETARY RIGHTS AGREEMENT AND OTHER CONFIDENTIALITY AGREEMENTS, AND COMPANY’S RIGHT TO OBTAIN INJUNCTIVE RELIEF PURSUANT TO SECTION 9 ARE EXCLUDED. BY ACCEPTING EMPLOYMENT WITH THE COMPANY, THE EXECUTIVE WAIVES THE RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUCH DISPUTES (EXCLUDING THOSE AFOREMENTIONED). FOR THE PURPOSE OF THIS AGREEMENT TO ARBITRATE, REFERENCES TO THE COMPANY INCLUDE ALL PARENT, SUBSIDIARY, OR RELATED ENTITIES AND THEIR EMPLOYEES, SUPERVISORS, OFFICERS, DIRECTORS, AGENTS, PENSION OR BENEFIT PLAN SPONSORS, FIDUCIARIES, ADMINISTRATORS, AFFILIATES, AND ALL SUCCESSORS AND ASSIGNS OF ANY OF THEM, AND THIS AGREEMENT SHALL APPLY TO THEM TO THE EXTENT EXECUTIVE’S CLAIMS ARISE OUT OF OR RELATE TO THEIR ACTIONS ON BEHALF OF THE COMPANY.

          a. Consideration for Arbitration Agreement. The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

          b. Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statutes of limitation.

          c. Arbitration Procedure. The arbitration will be conducted in the state and county in which the Company is headquartered by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the state in which the Company is headquartered and shall follow the applicable law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

Initials:  ________ / ________

          d. Costs of Arbitration. Company shall bear the costs of the arbitration filing fees; the hearing fees and cost of the arbitrator will be initially borne by the Company, but the non-prevailing party, as determined by the arbitrator, shall be responsible for the hearing fees and costs of the arbitrator.

     11. General Provisions.

          a. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner the Company would be required to perform if no such succession or assign had occurred. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

          b. Section 409A of the Internal Revenue Code of 1986 (the “Code”). This Letter Agreement is intended to meet the requirements of Section 409A of the Code, and will be interpreted and construed consistent with that intent. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Executive’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code. Notwithstanding any other provision of this Letter Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment will be paid (or provided) in accordance with the following:

               i. If Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your termination of employment, then no such payment shall be made or commence during the period beginning on the date of termination and ending on the date that is six (6) months following the date of termination or, if earlier, on the date of Executive’s death. The amount of any payment that would otherwise be paid to Executive during this period will instead be paid on the fifteenth (15th) day of the first calendar month following the end of the period.
               ii. Payments with respect to reimbursements of expenses, relocation expenses or legal fees shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

          c. Excise Tax Payments. In the event of a determination that a portion of any payment or benefit to the Executive or for Executive’s benefit payable or distributable pursuant to the terms of this Agreement on account of or in connection with a Change in Control event is or will be deemed to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive an amount (the “Tax Gross-Up”) sufficient to reimburse the Executive on an after-tax basis for any excise tax imposed, pursuant to Code Section 4999 or any successor provision or similar tax (“Excise Tax”), on the Executive with respect to such payments or other benefits, so that the Executive does not incur any out-of-pocket cost with respect to such Excise Tax. For this purpose, the Executive shall be deemed to be in the highest marginal rate of federal and state taxes. The Tax Gross-Up payment shall be made at the time the Excise Tax triggering the right to such payment is remitted to the appropriate tax authorities but no later than the close of the calendar year following the calendar year in which such Excise Tax is remitted to the appropriate tax authorities. As a condition of the Company’s payment of the Tax Gross-Up, the Executive agrees to cooperate with the Company to furnish such information and documents as the Company or its agents may reasonably request in order to make a determination as to the amount of the Parachute Tax. Any such calculations shall be provided to the Executive for review, as well.

Initials:  ________ / ________

          d. Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          e. Attorneys’ Fees. If any arbitration or other proceeding is instituted to enforce or interpret this Agreement, the prevailing party shall be entitled to recover from the losing party in addition to statutory costs, the reasonable attorneys’ fees the prevailing party incurred in connection with such arbitration or proceeding.

          f. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of an arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

          g. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and to have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Initials:  ________ / ________

          h. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State in which the Company is headquartered. Each party consents to the jurisdiction and venue of the state or federal courts in the state in which the Company is headquartered, if applicable, in any action, suit or proceeding arising out of or relating to this Agreement.

          i. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: a) by personal delivery when delivered personally; b) by overnight courier upon written verification of receipt; or c) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

If to Executive:	If to Company:

Susan K. Conner	Daegis, Inc.
4107 Travis Street	Attn: Human Resources
Dallas, TX 75204	235 Montgomery Street, Suite 350
San Francisco, CA 94104

          j. Survival. Sections 7 (“No Conflict of Interest”), 8 (“Confidentiality and Proprietary Rights”), 9 (“Injunctive Relief”), 10 (“Agreement to Arbitrate”), 11 (“General Provisions”) and 12 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by the Company.

     12. Entire Agreement. This Agreement and the Company’s related option documents described in this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations or agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of the Executive and the Chief Executive Officer or the Board of Directors of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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Initials:  ________ / ________

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING
AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION
CONTAINED HEREIN, INCLUDING THE AGREEMENT
TO ARBITRATE DISPUTES.

By the Company, Daegis, Inc.		By the Executive

By:	/s/ TIMOTHY P. BACCI	By:	/s/ SUSAN K. CONNER
	Timothy P. Bacci, CEO		Susan K. Conner

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Initials:  ________ / ________